NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium prices offering of $500-million, 10-year debentures

September 24, 2012 – ALL AMOUNTS ARE STATED IN U.S.$

CALGARY, Alberta – Agrium Inc. (TSX and NYSE: AGU) today agreed to issue and sell $500- million aggregate principal amount of 3.15% debentures due October 1, 2022. The debentures, registered under the multi-jurisdictional disclosure system in Canada and the United States, will only be offered and sold in the United States.

Agrium intends to use the net proceeds from this offering to fund anticipated capital expenditures and for general corporate purposes. The debentures will be unsecured and rank equally with Agrium’s existing senior unsecured debt.

The joint book-running managers for the offering are BofA Merrill Lynch, RBC Capital Markets and Scotiabank.

A preliminary prospectus supplement dated September 24, 2012, under Agrium’s short form base shelf prospectus dated April 2, 2012 and under Agrium’s related effective Registration Statement on Form F-10, in respect of the offering of the debentures has been filed with the Canadian securities regulatory authorities in each of the provinces of Canada and with the United States Securities and Exchange Commission under the multi-jurisdictional disclosure system. A final prospectus supplement in respect of the offering of the debentures will be filed with the same regulatory authorities in Canada and the United States.

About Agrium

Agrium Inc. is a major Retail supplier of agricultural products and services in North America, South America and Australia and a leading global Wholesale producer and marketer of all three major agricultural nutrients and the premier supplier of specialty fertilizers in North America through our Advanced Technologies business unit. Agrium’s strategy is to grow across the value chain through acquisition, incremental expansion of its existing operations and through the development, commercialization and marketing of new products and international opportunities. Our strategy places particular emphasis on growth opportunities that both increase and stabilize our earnings profile in the continuing transformation of Agrium.

Advisory

Agrium Inc. has filed a registration statement (including a base shelf prospectus and a prospectus supplement) with the United States Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying base shelf prospectus and other documents Agrium has filed with the SEC that are incorporated by reference therein for more complete information about Agrium and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the prospectus supplement and the accompanying base shelf prospectus may be obtained by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, RBC Capital Markets, LLC toll-free at 1-877-822-4089 or Scotia Capital (USA) Inc. toll-free at 1-800-372-3930.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Forward-Looking Statements

Certain statements and other information included in this press release constitute “forward-looking information” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (together, “forward-looking statements”). All statements in this press release, other than those relating to historical information or current conditions, are forward-looking statements, including, but not limited to, forecasts and statements as to management’s expectations with respect to, among other things, the intended use of proceeds of the offering. Such forward-looking statements involve known and unknown risks and uncertainties, many of which are beyond our control, as well as various assumptions and business sensitivities, including those risk factors referred to in the preliminary prospectus supplement referenced in this press release and those referred to under the heading “Risk Factors” in Agrium’s management’s discussion and analysis for the year ended December 31, 2011, which may cause actual results, performance or achievements of Agrium, which includes the offering being delayed or not completed, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this press release as a result of new information or future events, except as may be required under applicable Canadian securities legislation or applicable U.S. federal securities law. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. All of the forward-looking statements contained herein are qualified by these cautionary statements and by the assumptions that are stated or inherent in such forward-looking statements. Although we believe these assumptions are reasonable, undue reliance should not be placed on these assumptions and such forward-looking statements.

FOR FURTHER INFORMATION:

Investor/Media Relations:

Richard Downey, Vice President, Investor/Corporate Relations

(403) 225-7357

Todd Coakwell, Manager, Investor Relations

(403) 225-7437

Mark Thompson, Analyst, Investor Relations

(403) 225-7761